Exhibit 5.1
599 Lexington Avenue New York, NY 10022 Tel: +1.212.848.4000 Fax: +1.212.848.7179

October 8, 2025

The Board of Directors

of The Bank of Nova Scotia

40 Temperance Street

Toronto, Ontario M5H 0B4

Canada

The Bank of Nova Scotia

US$1,000,000,000 6.875% Fixed Rate Resetting Limited Recourse Capital Notes, Series 7 (Non-Viability

Contingent Capital (NVCC)) (subordinated indebtedness)

Ladies and Gentlemen:

We have acted as United States counsel to The Bank of Nova Scotia, a Canadian bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the issuance and sale of US$1,000,000,000 aggregate principal amount of the Bank’s 6.875% Fixed Rate Resetting Limited Recourse Capital Notes, Series 7 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”), pursuant to the Underwriting Agreement, dated September 29, 2025 (the “Underwriting Agreement”), among the Bank and Scotia Capital (USA) Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and SG Americas Securities, LLC, as representatives of the several underwriters named in Schedule II thereto. The Notes will be issued pursuant to an indenture, dated as of October 12, 2017 (the “Base Indenture”) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (in such capacity, the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), as amended and supplemented by the thirteenth supplemental indenture thereto, dated as of October 8, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). We have also acted as United States counsel to the Bank in connection with the purchase by Computershare Trust Company of Canada, in its capacity as trustee (in such capacity, “Computershare Canada”) of Scotiabank LRCN Trust (the “LRCN Trust”), from the Bank of US$1,000,000,000 aggregate principal amount of the Bank’s 6.875% Fixed Rate Resetting Perpetual Subordinated Additional Tier 1 Capital Notes (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “AT1 Notes”), pursuant to the Note Purchase Agreement, dated October 7, 2025 (the “Note Purchase Agreement”), between the Bank and the LRCN Trust, by its trustee, Computershare Canada. The AT1 Notes were issued pursuant the Base Indenture, as amended and supplemented by the twelfth supplemental indenture thereto, dated as of October 7, 2025 (the “AT1 Supplemental Indenture” and, together with the Base Indenture, the “AT1 Indenture”), among the Bank and the Trustees.

In that connection, we have reviewed originals or copies of the following documents:

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(a)	the Note Purchase Agreement;

(b)	the Underwriting Agreement;

(c)	the Indenture (including the Supplemental Indenture);

(d)	the AT1 Indenture (including the AT1 Supplemental Indenture);

(e)	the Notes in global form as executed by the Bank; and

(f)	the certificate bearing No. 1 representing the AT1 Notes as executed by the Bank.

The documents described in the foregoing clauses (a) through (f) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other corporate records of the Bank, certificates of public officials and of officers of the Bank and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and the other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Bank.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Bank, enforceable against each such party in accordance with its terms.

(f)	That:

(1)	The Bank is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)

The Bank has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(3)	The execution, delivery and performance by the Bank of the Opinion Documents to which it is a party do not and will not:

(i)	contravene its charter, by-laws or other organizational documents; or

(ii)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

The execution, delivery and performance by the Bank of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Bank of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Bank, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Bank, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Notes and the AT1 Notes have been duly executed by the Bank to the extent such execution is a matter of New York law, and, when authenticated by either Trustee or both Trustees in accordance with the Indenture (with respect to the Notes) or the AT1 Indenture (with respect to the AT1 Notes) and delivered and paid for as provided in the Underwriting Agreement (with respect to the Notes) or the Note Purchase Agreement (with respect to the AT1 Notes), the Notes and the AT1 Notes will be the legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms and entitled to the benefits of the Indenture; provided, however, we express no opinion with respect to (i) Section 301(b), Article Twelve or Article Thirteen of the Base Indenture (and the corresponding provisions in the Notes and the AT1 Notes), (ii) Article Eight of the Supplemental Indenture (and the corresponding provisions of the Notes) or (iii) Article Seven and Article Eight of the AT1 Supplemental Indenture (and the corresponding provisions of the AT1 Notes), each of which is governed by the laws of the Province of Ontario and the laws of Canada.

Our opinions expressed above are subject to the following qualifications:

(a)

The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)

The effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinions expressed above are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Registration Statement on Form F-3 (File No. 333-282565) relating to the Notes (the “Registration Statement”) filed by the Bank under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 6-K dated the date hereof filed by the Bank and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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